EXHIBIT 2.7

SIXTH AMENDMENT TO STOCK PURCHASE AGREEMENT

This Sixth Amendment to the Stock Purchase Agreement (this “Amendment”) is made this 6th day of March, 2012, by and among Western Digital Corporation, a Delaware corporation (the “Buyer Parent”), Western Digital Ireland, Ltd., a corporation organized under the laws of the Cayman Islands and an indirect wholly owned subsidiary of the Buyer Parent (the “Buyer”), Hitachi, Ltd., a company incorporated under the laws of Japan (the “Seller”), and Viviti Technologies Ltd., a company incorporated under the laws of the Republic of Singapore and a wholly owned subsidiary of the Seller (the “Company”, and collectively with the Seller, the Buyer and the Buyer Parent, the “Parties”, and each, a “Party”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Stock Purchase Agreement (as defined below).

WHEREAS, the Parties entered into a Stock Purchase Agreement on March 7, 2011, as amended by a First Amendment to Stock Purchase Agreement, dated May 27, 2011, as further amended by a Second Amendment to Stock Purchase Agreement, dated November 23, 2011, as further amended by a Third Amendment to Stock Purchase Agreement, dated January 30, 2012, as further amended by a Fourth Amendment to Stock Purchase Agreement, dated February 15, 2012, and as further amended by a Fifth Amendment to Stock Purchase Agreement, dated as of the date hereof (together, the “Stock Purchase Agreement”);

WHEREAS, immediately prior to the execution of this Amendment, the Parties executed the Fifth Amendment to Stock Purchase Agreement; and

WHEREAS, the Parties desire to amend the Stock Purchase Agreement as reflected herein.

NOW, therefore, in exchange for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. Section 1.1 of the Stock Purchase Agreement. The definition of Target Working Capital set forth in Section 1.1 (Definitions) of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows: ““Target Working Capital” means $0.00 (zero).”

2. Section 2.2 of the Stock Purchase Agreement. A new Section 2.2(h) is hereby added to the Stock Purchase Agreement as follows:

“(h) Assumed Benefit Plan Credit. The Purchase Price shall be increased by $84,000,000, which the Parties hereby agree represents the net value, as of the Closing, of the liabilities in respect to unfunded Benefit Plans that will be assumed by the Seller (or its Affiliates) as of the Closing.”

3. Section 2.5 of the Stock Purchase Agreement. Section 2.5 of the Stock Purchase Agreement is hereby deleted in its entirety and replaced by the following:

“Section 2.5 Closing. Unless this Agreement shall have been terminated pursuant to Article X, and subject to the satisfaction or waiver of all of the conditions set forth in Article VII and Article VIII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, 610 Newport Center Drive, 17th Floor, Newport Beach, California, or such other place (including by electronic transmission) as the Buyer and the Seller shall agree, on March 8, 2012, or at such other time and place as shall be mutually agreed by the Parties (the “Closing Date”).”

4. Section 6.12(d)(i)(B) of the Stock Purchase Agreement – Seller Benefit Plans Adjustment. Section 6.12(d)(i)(B) of the Stock Purchase Agreement is hereby deleted in its entirety and replaced by the following:

““Assumed PBO” means the Projected Benefit Obligation with respect to the Assumed Benefit Plans as determined according to the actuarial methods and assumptions used in determining the Projected Benefit Obligation set forth in the Financial Statements less $148,000,000.”

5. Section 6.12(d)(v) of the Stock Purchase Agreement – Seller Benefit Plans Adjustment. Section 6.12(d)(v) of the Stock Purchase Agreement is hereby amended to include the following language immediately prior to the proviso:

“and (D) substituting (1) an amount equal to what the Estimated Unfunded Assumed PBO Amount attributable to the Hitachi Ltd. Corporate Pension Fund would be if the definition of Assumed PBO in Section 6.12(d)(i)(B) did not contain the reduction of $148,000,000 for (2) $148,000,000 in Section 6.12(d)(i)(B);”

6. Section 10.1(b) of the Stock Purchase Agreement. Section 10.1(b) of the Stock Purchase Agreement is hereby deleted in its entirety and replaced by the following:

“(b) by any of the Parties at any time after March 15, 2012 (the “Termination Date”), if the Closing shall not have occurred and the Party seeking termination is not in material violation or breach of its respective representations, warranties, covenants or obligations contained in this Agreement;”

7. Statement of Estimated Working Capital. The Parties hereby acknowledge and agree that the statement of estimated Working Capital attached as Exhibit A hereto is the “Statement of Estimated Working Capital” as such term is defined in the Stock Purchase Agreement.

8. Consideration Spreadsheet. The Parties hereby acknowledge and agree that the Consideration Spreadsheet delivered by the Company to the Buyer Parent pursuant to Section 2.3(a) shall be amended to reflect the amendment to Section 6.12(d)(i)(B) of the Stock Purchase Agreement set forth in item 4. above.

9. Satisfaction of Certain Conditions under the Stock Purchase Agreement. The Parties hereby acknowledge and agree that all of the conditions set forth in Section 7.2 and Section 8.2 of the Stock Purchase Agreement have been satisfied.

10. Effect on the Stock Purchase Agreement. This Amendment shall not constitute a waiver, amendment or modification of any provision of the Stock Purchase Agreement not expressly referred to herein. Except as expressly amended or modified herein, the provisions of the Stock Purchase Agreement are and shall remain in full force and effect and are hereby ratified and confirmed. On and after the date hereof, each reference in the Stock Purchase Agreement to “this Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall mean and be a reference to the Stock Purchase Agreement as amended hereby, although it shall not alter the dates as of which any provision of the Stock Purchase Agreement speaks. For example, phrases such as “as of the date hereof” and “as of the date of this Agreement” shall continue to refer to March 7, 2011, the date that the Stock Purchase Agreement was originally executed. To the extent that a provision of this Amendment conflicts with or differs from a provision of the Stock Purchase Agreement, such provision of this Amendment shall prevail and govern for all purposes and in all respects.

11. Miscellaneous. Sections 12.4, 12.5, 12.7 and 12.13 of the Stock Purchase Agreement are incorporated herein by reference.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Sixth Amendment to Stock Purchase Agreement as of the date first written above.

“BUYER PARENT”

WESTERN DIGITAL CORPORATION

By:	/s/ Michael Ray
Michael Ray
Senior Vice President, General Counsel and Secretary

“BUYER”

WESTERN DIGITAL IRELAND, LTD.

By:	/s/ Michael Ray
Michael Ray
Vice President

“SELLER”

HITACHI, LTD.

By:	/s/ Toyoki Furuta
Name: Toyoki Furuta
Title: General Manager
Business Development Office

“COMPANY”

VIVITI TECHNOLOGIES LTD.

By:	/s/ Christopher S. Dewees
Name: Christopher S. Dewees
Title: SVP

Signature Page to Sixth Amendment to Stock Purchase Agreement